Exhibit 5.1

October 7, 2010

Atlantic Power Corporation

200 Clarendon St., Floor 25
Boston, Massachusetts 02116

Dear Sirs/Mesdames:

Re:          Atlantic Power Corporation

We are acting as counsel to Atlantic Power Corporation (the “Company”) in the Providence of British Columbia (the “Providence”) in connection with the Registration Statement on Form S-1, as amended or supplemented, (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the United States Securities Act of 1933, as amended, in respect of the aggregate principal amount of the Company’s series B convertible unsecured subordinated debentures set out in the Registration Statement (the “Debentures”). The Debentures will be issued under an indenture dated as of December 17, 2009, between the Company and Computershare Trust Company of Canada (the “Trustee”), as debenture trustee, as supplemented by a first supplemental indenture to be entered into between the Company and the Trustee (collectively, the “Indenture”). The Debentures will be convertible into common shares of the Company (the “Common Shares”) on the terms and subject to the conditions set forth in the Indenture, the Debentures and as contemplated by the Registration Statement.

We have examined such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

In rendering the opinion expressed herein we have assumed:

(a)                                 the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)                                 the identity and capacity of all individuals acting or purporting to act as public officials; and

(c)                                  that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

For the purposes of opinion 2 below, with respect to the enforceability of the Debentures, we have relied exclusively on an opinion of Goodmans LLP, Toronto, addressed to us and dated as of the date hereof, which is attached hereto as Schedule “A”.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1.                                      The Indenture has been duly authorized by all necessary corporate action of the Company.

2.                                      The Debentures have been duly authorized by all necessary corporation action of the Company and, upon issuance and delivery in accordance with the terms of the Indenture against payment therefor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the limitations under any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

3.                                      The Common Shares initially issuable upon conversion of the Debentures have been authorized by all necessary corporate action of the Company and, when issued upon conversion of the Debentures pursuant to the terms and conditions of the Debentures and the Indenture, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.

Yours very truly,

/s/ Goodmans

“Goodmans”

SCHEDULE “A”

GOODMANS LLP ENFORCEABILITY OPINION

October 7, 2010

Goodmans

355 Burrard Street Suite 1900
Vancouver, British Columbia
V6C 2G8

Dear Sirs:

Re:                             Atlantic Power Corporation

You have asked us to provide you with our opinion with respect to the enforceability of the series B convertible unsecured subordinated debentures (the “Debentures”) of Atlantic Power Corporation (the “Company”) to be issued pursuant to an indenture dated as of December 17, 2009, between the Company and Computershare Trust Company of Canada (the “Trustee”), as debenture trustee, to be supplemented by a first supplemental indenture to be entered into between the Company and the Trustee providing for the issuance of the Debentures (collectively, the “Indenture”). In connection with the opinion set out below, we have examined such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

Assumptions

We have assumed the following with respect to the opinion expressed herein:

(a)                                 the genuineness of all signatures on documents examined by us, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, faxed, electronic or photostatic copies;

(b)                                the Company is validly incorporated and existing pursuant to the laws of the Province of British Columbia, has the corporate power and capacity to execute, deliver and perform its obligations under the Indenture and that the Indenture and the Debentures have been duly authorized, executed and delivered by the Company in accordance with all applicable laws; and

(c)                                 the Trustee is validly incorporated and existing pursuant to the laws of Canada, has the corporate power and capacity to execute, deliver and perform its obligations under the Indenture and that the Indenture has been duly authorized, executed and delivered by the Trustee in accordance with all applicable laws.

Law

Our opinion set out below is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein as of the date of this opinion letter.

Opinion

Based upon and relying on the assumptions set out above, and subject to the qualifications and limitations set forth herein, we are of the opinion that, upon issuance and delivery in accordance with the terms of the Indenture against payment therefor, the Debentures will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the limitations under any applicable bankruptcy, insolvency, fraudulent conveyance or transfer, equitable subordination, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Limitation

This opinion is provided to you solely for your own use and benefit in connection with your opinion of even date herewith relating to the Company and the Debentures.  Without our prior consent, it may not be used for any other purpose or disclosed to or relied upon by any other person.

Yours truly,

/s/ Goodmans LLP

“Goodmans LLP”